Exhibit 32-16
Certificate Pursuant to Section 1350 of Chapter 63 of Title 18 United States Code
The undersigned officer hereby certifies, as to the quarterly report on Form 10-Q of Atlantic City Electric Company for the quarterly period ended March 31, 2026, that (i) the report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Atlantic City Electric Company.

/s/ ELIZABETH MORGAN DOWNS O'DONNELL
Elizabeth Morgan Downs O'Donnell
Senior Vice President, Chief Financial Officer and Treasurer
(Principal Financial Officer)
Date: May 6, 2026